Exhibit 99.1


   Pacific Premier Bancorp, Inc. Announces First Quarter 2004 Results

    COSTA MESA, Calif.--(BUSINESS WIRE)--April 14, 2004--Pacific Premier Bancorp, Inc. (NASDAQ:PPBI) (the "Company"), the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced first quarter earnings of $2.9 million, or $0.56 per basic share and $0.44 per diluted share, compared with a net loss of $258,000, or ($0.19) per basic and diluted share from a year ago. Results for the quarter included a one time gain of $1.6 million from the sale of one of three residual interest components which comprise the Participation Contract. Net income excluding the gain recognized on the aforementioned sale of the residual interest was $1.3 million or $0.25 per basic share and $0.20 per diluted share for the quarter. All diluted earnings per share amounts have been adjusted to reflect the dilutive effect of all warrants and stock options outstanding. The Company's return on average equity (ROAE) for the quarter ended March 31, 2004 was 30.80% compared to (9.07)% for the quarter ended March 31, 2003. Return on average assets (ROAA) for the quarter was 3.53% compared to (0.43)% for the same period in the prior year. The Company's basic and diluted book value per share increased to $7.69 and $6.46, respectively, at March 31, 2004, $0.59 and $0.47 higher than December 31, 2003.
    "Performance highlights for the quarter included net loan growth of 19.3%, deposit growth of 13.7% and a 26.2% decline in nonperforming assets," said Steven R. Gardner, President and Chief Executive Officer. He further stated, "During the first quarter we completed several key transactions including the issuance of $10 million in trust preferred securities at very favorable terms, the sale of the residual interest for $6.3 million, and the establishment of a new $100 million credit facility. The Company has further solidified its balance sheet which has provided us with the flexibility to continue to accelerate asset and earnings growth in the coming quarters." Mr. Gardner added, "Our retail banking group began offering home loans and equity credit lines in April, which are being referred to a third party originator, thus generating additional fee income while avoiding the costs associated with the personnel needed to originate, underwrite and fund these loans. Other products the group will be adding in the next two quarters include internet banking, cash management services, and commercial lending. Each of these products is designed to facilitate our continued growth of core deposits from both consumers and small businesses."
    For the quarter ended March 31, 2004, net interest income increased to $3.8 million from $2.1 million for the same period a year earlier. The increase is in part attributable to an increase of $119.3 million in outstanding loan balances and the pay-off of the senior secured note in the fourth quarter. The average net interest margin for the quarter ended March 31, 2004 was 4.81% compared to 3.67% for the same period a year ago. The increase in the margin is attributable to a decrease in the average cost of funds of 144 basis points, partially offset by a decrease in the average yield on loans of 105 basis points compared to the same period a year earlier. The discount accretion from the Participation Contract included in interest income for the first quarter of 2004 was $902,000, compared to $730,000 for the same period a year earlier. The amount of discount accretion will be substantially reduced in future periods due to the sale of the 1998-1 residual interest. The Bank's net interest margin, which does not include the accretion income from the Participation Contract, was 3.74% for the three months ended March 31, 2004.
    For the quarter ended March 31, 2004, the Company's provision for loan losses totaled $57,000 compared with $639,000 for the same period a year earlier. The decrease is primarily attributable to a reduction of $740,000 in net charge-offs of for the quarter ended March 31, 2004 as compared to the same period in 2003 and the continuing improvement in the Bank's overall asset quality.
    For the quarter ended March 31, 2004, total noninterest income increased to $2.0 million compared with $639,000 for the same period a year earlier. The increase for the quarter was primarily the result of the $1.6 million gain from the sale of the residual interest component of the Participation Contract, which was partially offset by a reduction in the gain on the sale of investments of $156,000.
    Noninterest expense for the quarter ended March 31, 2004 was $2.8 million, a $458,000 increase compared to the same period in the prior year. The increase in noninterest expense was primarily the result of an increase in compensation and benefits of $455,000 due to additional staff in the Bank's lending department, which were added during the fourth quarter of 2003. At March 31, 2004, the Company had 72 full-time equivalent employees compared to 59 at March 31, 2003.
    The Company's tax provision for the quarter ended March 31, 2004 was $12,000 which was comprised of $1.1 million of current income tax that was offset by a $1.1 million reduction in the valuation allowance for the deferred tax assets. The remaining valuation allowance balance at March 31, 2004 was $4.4 million.
    Total assets of the Company were $372.8 million as of March 31, 2004 compared to $309.4 million as of December 31, 2003. The $63.4 million or 20.5% increase in total assets is the result of increases of $47.7 million in net loans, and $21.7 million in cash, which were partially offset by decreases in investment securities and the Participation Contract of $1.9 million and $4.4 million, respectively. The increase in net loans was the result of $63.7 million in new adjustable rate loans being funded during the quarter. The Bank's pipeline was $65.8 million as of March 31, 2004, an increase of $13.1 million over the amount at December 31, 2003.
    The allowance for loan losses increased slightly by $76,000 to $2.1 million as of March 31, 2004 compared to December 31, 2003. Although net loans increased by 19%, the allowance increased moderately due to reductions in sub-prime loans and non-accrual loans during the quarter of $813,000 and $636,000, respectively. Additionally the Bank had $13,000 of net recoveries from previously charged off loans and the unallocated reserve was reduced by $70,000 during the quarter. The allowance for loan losses as a percent of non-accrual loans was 98% and 74% as of March 31, 2004 and December 31, 2003, respectively. Non-accrual loans and other real estate owned were $2.1 million and $701,000, respectively, at March 31, 2004, compared to $2.7 million and $979,000, respectively, as of December 31, 2003. The ratio of net nonperforming assets to total assets at March 31, 2004 was 0.69%.
    Total deposits were $251.7 million as of March 31, 2004, compared to $221.4 million at December 31, 2003. The increase in deposits is comprised of an increase of $29.1 million of certificates of deposits and $1.1 million in transaction accounts. The cost of deposits as of March 31, 2004 was 2.01%, a decrease of 13 basis points since December 31, 2003.
    At March 31, 2004, total borrowings of the Company were comprised of the Bank's $60.0 million of FHLB term borrowings, $8.4 million of other borrowings and the Company's $10.3 million of trust preferred securities. The total cost of the Company's borrowings at March 31, 2004 was 1.66% compared to 1.85% at December 31, 2003.
    The Bank's tier 1 capital and total risk-based capital ratios at March 31, 2004 were 8.86% and 13.71%, respectively. The Bank's capital levels were positively impacted by the contribution of $5.0 million in additional paid in capital contributed by the Company during the quarter ended March 31, 2004. The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 capital and risk-based capital, respectively. The Bank's total equity capital was $32.6 million at March 31, 2004.
    The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business is community banking. The Bank currently operates three full-service branches located in Orange and San Bernardino Counties, in Southern California.

    FORWARD-LOOKING COMMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, (6) actual prepayment rates and credit losses as compared to prepayment rates and credit losses assumed by the Company for purposes of its valuation of mortgage derivative securities (the "Participation Contract"), (7) the effect of changes in market interest rates on the spread between the coupon rate and the pass through rate and on the discount rate assumed by the Company in its valuation of its Participation Contract, and (8) various legal, regulatory and litigation risks.

    ANNUAL MEETING

    The Board of Directors has established April 1, 2004, as the record date for determining stockholders entitled to receive notice of, to attend and to vote at, the Annual Meeting or any postponement or adjournment thereof. Only record holders of Common Stock of the Company at the close of business on such record date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. The annual meeting will be held on Wednesday, May 26, 2004, at 9:00 a.m., Pacific Time, at the corporate headquarters of the Bank located at 1600 Sunflower Avenue, 2nd Floor, Costa Mesa, California, 92626.


               PACIFIC PREMIER BANCORP AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEET
                      UNAUDITED (In thousands)

                                                  March 31,   Dec. 31,
ASSETS                                                2004      2003

Cash and due from banks                            $24,179    $2,440
Investment securities available for sale            37,090    39,845
Investment securities held to maturity               3,292     2,430
Loans held for sale                                    706       804
Loans held for investment, net of allowance for
 loan losses of $2,060 in 2004 and $1,984 in 2003
 respectively                                      294,589   246,796
Accrued interest receivable                          1,388     1,122
Foreclosed real estate                                 701       979
Premises and equipment                               5,228     5,330
Deferred income taxes                                3,000     2,950
Participation Contract                               1,626     5,977
Other assets                                         1,019       695

Total assets                                      $372,818  $309,368

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                                  $251,743  $221,447
Other borrowings                                    68,400    48,600
Subordinated debentures                             10,310         -
Accrued expenses and other liabilities               1,931     1,989

Total liabilities                                  332,384   272,036

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value                            53        53
Additional paid-in capital                          67,546    67,546
Accumulated deficit                                (27,095)  (30,021)
Accumulated adjustments to stockholders' equity        (70)     (246)

Total stockholders' equity                          40,434    37,332

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $372,818  $309,368


               PACIFIC PREMIER BANCORP AND SUBSIDIARY
                    CONSOLIDATED INCOME STATEMENT
           UNAUDITED (In thousands, except per share data)

                                                 Three Months Ended
                                                 March 31,  March 31,
INTEREST INCOME:                                    2004       2003

Loans                                              $4,053     $2,892
Other interest-earning assets                       1,212      1,137

Total interest income                               5,265      4,029

INTEREST EXPENSE:

Interest-bearing deposits                           1,218      1,291
Other borrowings                                      232        154
Notes payable                                           -        476
Subordinated debentures                                 8         53

Total interest expense                              1,458      1,974

NET INTEREST INCOME                                 3,807      2,055

PROVISION FOR LOAN LOSSES                              57        639

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES                                             3,750      1,416

NONINTEREST INCOME:

Loan servicing fee income                             144        164
Bank and other fee income                             141        101
Net gain from investment securities                 1,573        143
Other income                                          101        231

Total noninterest income                            1,959        639

NONINTEREST EXPENSE:

Compensation and benefits                           1,622      1,167
Premises and occupancy                                363        347
Data processing                                        79         99
Net loss on foreclosed real estate                     18         94
Other expense                                         689        606

Total noninterest expense                           2,771      2,313

NET INCOME (LOSS) FROM OPERATIONS                   2,938       (258)
PROVISION FOR INCOME TAXES                             12          -

NET INCOME (LOSS) FROM OPERATIONS                  $2,926      ($258)

Basic Average Shares Outstanding                5,255,072  1,333,572
Basic Earnings per Share                            $0.56     ($0.19)

Diluted Average Shares Outstanding              6,575,431  2,542,416
Diluted Earnings per Share                          $0.44     ($0.19)


               PACIFIC PREMIER BANCORP AND SUBSIDIARY
                       Statistical Information
                      UNAUDITED (In thousands)

                                          As of     As of     As of
                                        March 31,  March 31, Dec. 31,
                                           2004      2003     2003
Asset Quality:

Non-accrual loans                         $2,094    $4,889    $2,730
Nonperforming assets                      $2,834    $    -    $3,453
Real estate owned                         $  701    $1,298    $  979
Net charge-offs for the quarter ended     $  (13)   $  727    $  131
Allowance for loan losses                 $2,060    $2,747    $1,984
Charge-offs to average loans, annualized   -0.02%     1.78%     0.25%
Non-accrual loans to total loans            0.70%     2.73%     1.09%
Non-accrual loans to total assets           0.56%     2.10%     0.88%
Allowance for credit losses to total loans 0.69% 1.53% 0.79% Allowance for credit losses to non-
 accrual loans                             98.38%    56.19%    72.67%

Average Balance Sheet: for the Quarter ended

Total assets                            $331,118  $241,873  $279,734
Loans                                   $268,740  $163,377  $211,065
Deposits                                $236,005  $196,242  $214,796
Borrowings                              $ 54,007  $ 19,631  $ 28,432
Notes payable & Subordinated notes      $    773  $ 12,957  $  2,269

Share Data:

Basic Book Value                          $ 7.69     $8.23    $ 7.10
Diluted Book Value                        $ 6.46     $4.25    $ 5.98
Closing Stock Price                       $13.45     $6.00    $11.09

                                         3 months  3 months  12 months
                                           ended     ended     ended
                                          March 31, March 31, Dec. 31,
                                           2004      2003      2003

Profitability and Productivity:

Return on average assets                    3.53%    (0.43%)    0.82%
Return on average equity                   30.80%    (9.07%)   12.43%
Net interest margin                         4.81%     3.67%     4.06%
Non-interest expense to total assets        2.97%     3.98%     3.16%
Efficiency ratio                           47.75%    85.86%    81.19%

Pacific Premier Bank Capital Ratios:

Tier 1 Capital Ratio                        8.86%     6.98%     8.94%
Total Risk-based Capital Ratio             13.71%    10.87%    13.22%


    CONTACT: Pacific Premier Bancorp, Inc.
             Steven R. Gardner or John Shindler, 714-431-4000